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Exhibit 99.4

First Tower Finance Company LLC and Subsidiaries

Consolidated Financial Statements (Unaudited)

December 31, 2021 and 2020

First Tower Finance Company LLC and Subsidiaries

Table of Contents
December 31, 2021 and 2020

Consolidated Financial Statements (Unaudited)

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets - (Unaudited)
December 31, 2021 and 2020

	2021	2020
Assets		
Cash and cash equivalents	$ 3,648,852	$ 10,639,235
Investment in equity securities	2,687,190	2,215,983
Debt securities available for sale	62,262,905	63,391,927
Net finance receivables	702,733,806	606,343,633
Unearned premiums	(48,283,070)	(50,718,002)
Policy claim reserves	(3,348,345)	(3,083,540)
Net finance receivables, less unearned premiums and policy claim reserves	651,102,391	552,542,091
Other receivables	1,244,347	1,376,036
Real estate acquired by foreclosure	276,187	337,787
Property and equipment, net	21,754,429	24,606,022
Deferred policy acquisition costs	1,201,229	1,274,110
Intangible assets, net	8,769,708	10,376,375
Goodwill	136,176,452	136,176,452
Refundable income taxes	378,717	168,906
Other assets	561,514	477,105
Total assets	$ 890,063,921	$ 803,582,029
Liabilities and Members' Equity (Deficit)		
Liabilities:		
Notes payable	$ 504,712,322	$ 428,594,233
Subordinated notes payable to members	413,217,616	339,981,294
Accounts payable and accrued expenses	20,608,713	15,747,192
Other liabilities	2,222,343	2,227,991
Deferred tax liabilities, net	8,087,069	8,341,504
Total liabilities	948,848,063	794,892,214
Commitments and contingencies (Notes 14 and 18)		
Members' Equity (Deficit):		
Class A members	(60,659,543)	5,752,245
Class B members	(26,140)	11,672
Class C members	-	-
Class D members	665,613	595,857
Accumulated other comprehensive income, net of income tax effect of approximately $413,000 and $777,000 as of December 31, 2021 and 2020, respectively	1,235,928	2,330,041
Total members' equity (deficit)	(58,784,142)	8,689,815
Total liabilities and members' equity (deficit)	$ 890,063,921	$ 803,582,029

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss) - (Unaudited)
Years Ended December 31, 2021 and 2020

	2021	2020
Revenues:		
Interest and fee income from finance receivables	$217,171,506	$ 206,673,761
Insurance premiums	37,419,758	38,103,200
Net investment income	1,352,807	1,164,333
Unrealized gains on equity securities	82,634	107,430
Net realized investment gains (losses)	(72,765)	524,575
Other income	15,596,492	15,764,101
Total revenues	271,550,432	262,337,400
Expenses:		
Interest expense	99,421,406	88,723,064
Policyholders' benefits	9,451,969	8,378,868
Salaries and fringe benefits	56,493,369	50,387,988
Provision for credit losses	38,191,373	53,823,289
Other operating expenses	46,274,492	42,284,875
Management fees	25,876,854	15,489,464
Total expenses	275,709,463	259,087,548
Income (loss) before income taxes	(4,159,031)	3,249,852
Income tax expense (benefit)	(166,944)	405,667
Net income (loss)	(3,992,087)	2,844,185
Other comprehensive income (loss), net of income tax effects of approximately ($364,000) in 2021 and $356,000 in 2020		
Unrealized holding gains (losses) on securities	(1,148,723)	1,474,954
Reclassification adjustments for amounts included in net income (loss)	54,610	(409,473)
Other comprehensive income (loss)	(1,094,113)	1,065,481
Comprehensive income (loss)	$ (5,086,200)	$ 3,909,666

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members' Equity (Deficit) - (Unaudited)
Years Ended December 31, 2021 and 2020

	Class A Members Equity (Deficit)	Class B Members Equity (Deficit)	Class D Members Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2020	$ 2,909,679	$ 10,053	$ 526,097	$ 1,264,560	$ 4,710,389
Member compensation vested	-	-	69,760	-	69,760
Net income	2,842,566	1,619	-	-	2,844,185
Change in net unrealized gain on debt securities available for sale	-	-	-	1,065,481	1,065,481
Balance, December 31, 2020	5,752,245	11,672	595,857	2,330,041	8,689,815
Member compensation vested	-	-	69,756	-	69,756
Net loss	(3,989,815)	(2,272)	-	-	(3,992,087)
Subordinated debt financed distributions	(62,421,973)	(35,540)	-	-	(62,457,513)
Change in net unrealized gain on debt securities available for sale	-	-	-	(1,094,113)	(1,094,113)
Balance, December 31, 2021	$ (60,659,543)	$ (26,140)	$ 665,613	$ 1,235,928	$ (58,784,142)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows - (Unaudited)
Years Ended December 31, 2021 and 2020

	2021	2020
Cash Flows From Operating Activities		
Net income (loss)	$ (3,992,087)	$ 2,844,185
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	6,764,569	6,955,852
Amortization of debt issue costs	829,193	176,612
Amortization of discount on securities, net	1,066,728	995,008
Amortization of deferred loan origination costs	13,493,481	12,686,523
Loss (gain) on sales of investments, net	72,765	(524,575)
Unrealized gain on equity securities held	(82,634)	(107,430)
Loss (gain) loss on sales of assets	(118,943)	47,850
Loss from sales and impairments of real estate acquired by foreclosure	30,718	83,044
Deferred income tax expense (benefit)	(115,031)	436,466
Provision for credit losses	38,191,373	53,823,289
Member compensation expense	69,756	69,760
Paid-in-kind rate interest added to principal	10,778,809	-
Changes in operating assets and liabilities		
Other receivables	131,689	(187)
Other assets	(84,409)	(47,397)
Deferred policy acquisition cost	72,881	(35,635)
Policy claim reserves	264,805	251,481
Accounts payable and accrued expenses	4,861,521	4,848,513
Unearned premiums and commissions	(2,434,932)	1,729,075
Other liabilities	8,874	(801)
Net cash provided by operating activities	$ 69,809,126	$ 84,231,633

(Continued)

See notes to consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued) - (Unaudited)
Years Ended December 31, 2021 and 2020

	2021	2020
Cash Flows From Investing Activities		
Loans originated	$ (925,797,206)	$ (832,529,686)
Loans repaid or sold	792,085,892	770,471,653
Loan costs deferred	(14,500,233)	(14,450,017)
Proceeds from sales of investment in real estate	167,402	123,911
Proceeds from calls or maturities of debt securities	4,526,152	4,935,672
Proceeds from sales of debt securities	10,105,971	19,607,286
Purchase of equity securities	(388,573)	(30,369)
Purchases of debt securities	(16,100,444)	(25,915,980)
Proceeds from sales of property and equipment	570,488	36,366
Purchase of property and equipment	(2,757,854)	(2,060,677)
Net cash used in investing activities	(152,088,405)	(79,811,841)
Cash Flows From Financing Activities		
Net changes in notes payable	75,688,896	5,166,278
Debt issue cost paid	(400,000)	(720,000)
Proceeds from issuance of new credit facility	-	410,156,054
Repayment of revolving credit facility	-	(410,156,054)
Paid-in-kind rate interest added to principal (paid)	-	(7,265,635)
Net cash provided by (used in) financing activities	75,288,896	(2,819,357)
Increase (decrease) in cash and cash equivalents	(6,990,383)	1,600,435
Cash and cash equivalents		
Beginning of year	10,639,235	9,038,800
End of year	$ 3,648,852	$ 10,639,235
Supplemental Disclosures of Cash Flow Information		
Non-cash activity - real estate acquired by foreclosure in satisfaction of finance receivables	$ 137,000	$ 174,000
Paid-in-kind interest added to principal	$ 10,778,809	$ -
Non-cash financing item for subordinated debt financed distributions	$ 62,457,513	$ -
Cash payments for interest on notes payable	$ 15,039,000	$ 14,956,000
Cash payments for interest, including paid-in-kind interest, on subordinated notes payable to members	$ 83,553,000	$ 74,163,000
Income taxes paid	$ 2,000	$ 22,000

See notes to consolidated financial statements.

Note 1. Description of Business

First Tower Finance Company LLC is a Mississippi limited liability company, which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, Tower Loan of Texas, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, Harrison Finance, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as “the Company”. The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois, Missouri, and Texas. In addition, the Company writes credit insurance when requested by its loan customers.

Government Regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company’s products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state’s specific laws and regulations.

Each of the Company’s branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting: The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

Use of Estimates: In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2021 and 2020. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses, policy claim reserves, evaluation of goodwill for impairment and the valuation of investments.

Note 2. Summary of Significant Accounting Policies (Continued)

Investment in Equity Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as an equity security. Changes in the unrealized gains and losses of equity security investments are recognized through earnings. Dividends on equity securities are recognized in net investment income. Realized gains and losses on sales of equity securities are determined using the specific identification method.

Debt Securities Available for Sale: Investments in debt securities are classified as available for sale. Available for sale debt securities are carried at fair value, with changes in the fair value of such securities being reported as other comprehensive income (loss), net of related deferred income taxes (benefit). When the fair value of a debt security falls below carrying value, an evaluation must be made to determine if the unrealized loss is a temporary or other than temporary impairment. Impaired debt securities that are not deemed to be temporarily impaired are written down to net realizable value by a charge to earnings to the extent the impairment is related to credit losses or if the Company intends, or more-likely-than not will be required, to sell the security before recovery of the security's amortized cost basis. In estimating other than temporary impairments, the Company considers the duration of time and extent to which the amortized cost exceeds fair value, the financial condition of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.

Premiums and discounts on debt securities are recognized as adjustments to net investment income by the interest method over the period to maturity and adjusted for prepayments as applicable. Realized gains and losses on sales of debt securities are determined using the specific identification method.

Fair Value Measurements: The Company carries its equity securities, and its debt securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1 Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2 Valuations derived from (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets; (iii) inputs other than quoted prices that are observable for the asset or liability; and (iv) inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity's best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

Note 2. Summary of Significant Accounting Policies (Continued)

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value. To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Finance Receivables: Generally, finance receivables are classified as held for investment based on management's intent at the time of origination. The Company determines classification on a loan-by-loan basis. Finance receivables are classified as held for investment due to the Company's ability and intent to hold there assets until their contractual maturities. The Company carries finance receivables at amortized cost, which includes accrued finance charges, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

The cash flows from finance receivables held for investment are included in the consolidated statements of cash flows as investing activities, except for collections of interest, which are included as cash flows from operating activities. The Company may finance certain insurance products offered to its customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Other Intangible Assets: Goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more than likely not reduce the fair value of the Company (considered as one reporting unit) below its carrying value. Under ASC 350-20, the Company has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company will perform the quantitative test to compare the Company's fair value to its carrying value. The Company used the qualitative assessment as of December 31, 2021 and 2020. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events and or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company's goodwill or its other intangible assets during 2021 and 2020.

Note 2. Summary of Significant Accounting Policies (Continued)

Debt Issue Costs: Debt issue costs are included as a reduction of the related notes payable. Debt issue costs represent costs associated with obtaining the Company's Credit Facility, and are amortized on a straight-line basis over the life of the related financing agreement. Amortization expense for the years ended December 31, 2021 and 2020 approximated $829,000 and $177,000, respectively, and is included in interest expense in the consolidated financial statements.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized using the same methods the Company uses to earn the related insurance premiums.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company's finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals. Since a significant percentage of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78's basis. The difference between income previously recognized under the interest method and the Rule of 78's method is recognized as an adjustment to interest income at the time of the renewal or payoff.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Revenue from Contracts with Customers: ASC 606, "*Revenue from Contracts with Customers*" creates a single framework for recognizing revenue from contracts with customers that fall within its scope and revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned (OREO). The majority of the Company's revenues come from interest income, insurance premiums and other sources that are outside the scope of ASC 606. The Company's services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its obligation to the customer. As of December 31, 2021 and 2020, there were no contract assets or liabilities. Services within the scope of ASC 606 for the Company include (i) commissions earned from contracts with customers for the sale of accidental death and dismemberment insurance coverage and motor club memberships and (ii) the sale of real estate acquired through foreclosure.

- *Commissions Earned:* The Company earns commissions from the sale of accidental death and dismemberment insurance coverage and from motor club memberships to finance customers. These commissions are recognized at the time of origination. The Company has no future performance obligations related to the sale of these products. Other income includes commissions earned of approximately $12,373,000 and $13,130,000 for the years ended December 31, 2021 and 2020, respectively.

Note 2. Summary of Significant Accounting Policies (Continued)

- *Sale of Real Estate Acquired by Foreclosure:* When the Company finances the sale of real estate acquired through foreclosure to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the real estate acquired through foreclosure asset is derecognized and loss on sale is recorded upon the transfer of control of the property to the buyer, if the book value of the receivable is higher than the value of property. No gain is recognized should the value of the property exceed the value of the receivable. In determining the loss on the sale, the Company adjusts the transaction price and related loss on sale if a significant financing component is present. Should sales proceeds exceed the amount of the loan receivable at the time of foreclosure, the excess is paid to the borrower.

Acquired Loans: For acquired loans that have experienced deterioration of credit quality between origination and the Company's acquisition of the loans, the amount paid for the loans reflects the Company's determination that it is probable the Company will be unable to collect all amounts due according to the loan's contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan's contractual terms. If both conditions exist, the Company determines whether such loans will be assembled into pools of loans based on common risk characteristics. The Company determines the excess of the loan's or pool's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should be accreted. There were no such loans for the years ended December 31, 2021 or 2020.

Allowance for Credit Losses: For periods subsequent to the acquisition date of acquired loans and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company's loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company's finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable incurred loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

Policy Claim Reserves: Policy claim reserves, which are presented with accounts payable and accrued expenses on the consolidated balance sheets, represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported.

Note 2. Summary of Significant Accounting Policies (Continued)

The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

Income Taxes: First Tower Finance Company LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company's members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With limited exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2018.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Comprehensive Income (Loss): Comprehensive income (loss) for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of operations and comprehensive loss.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $11,170,000 and $7,856,000 for the years ended December 31, 2021 and 2020, respectively, and is included in other operating expenses in the consolidated financial statements.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards, which vest over a ten year period. Compensation expense for these awards is determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and is recognized over the applicable award's vesting period.

Accumulated Other Comprehensive Income (Loss): The Company has recorded certain amounts directly to a component of total members' equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available for sale securities, net of the related income tax effect. Realized losses attributable to the credit component of an other-than-temporary security impairment are reclassified to earnings.

Reclassifications: Certain reclassifications have been made in the 2020 consolidated financial statements in order to conform to the method of presentation used in 2021. Such classifications did not impact members' equity (deficit) or net loss, as previously reported.

Subsequent Events: The Company has evaluated its subsequent events (events occurring after December 31, 2021) through August 22, 2022, which represents the date the financial statements were available to be issued, and accordingly added Note 19 to these consolidated financial statements to disclose three subsequent events. No other subsequent events occurring after this date were determined to be necessary to include in these consolidated financial statements.

Note 2. Summary of Significant Accounting Policies (Continued)

Newly Adopted Accounting Pronouncements: In January 2017, the FASB issued *ASU 2017-04, "Intangibles - Goodwill and Others (Topic 350): Simplifying the Test for Goodwill Impairment"*. The guidance is effective for non-public entities for fiscal years beginning after December 15, 2020. The guidance simplifies the current two-step goodwill impairment test by eliminating Step 2 of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, if any. The adoption of ASU 2017-04 did not significantly impact the Company's consolidated financial statements.

In December 2019, the FASB issued *ASU 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes"* which eliminates certain exceptions related to the approach for tax allocations and calculations and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. This standard became effective for fiscal years beginning after December 15, 2020, for public business entities. The adoption of ASU 2019-12 did not significantly impact the Company's consolidated financial statements.

In October 2020, the FASB issued *ASU 2020-08, "Codification Improvements to Subtopic 310-20, Receivables - Nonrefundable Fees and Other Costs"*. ASU 2020-08 clarifies the accounting for the amortization of purchase premiums for callable debt securities with multiple call dates. ASU 2020-8 became effective for fiscal years beginning after December 15, 2020, for public business entities. The adoption of ASU 2020-08 did not significantly impact the Company's consolidated financial statements.

Future Accounting Guidance: In February 2016, the FASB issued *ASU 2016-02, "Leases"*, which establishes a comprehensive lease standard under GAAP for virtually all industries. The FASB issued additional amendments related to ASU 2016-02: (1*) ASU 2018-01 "Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842"; (2) ASU 2018-10, "Codification Improvements to Topic 842, Leases"; and (3) ASU 2018-11, "Leases (Topic 842): Targeted Improvements"*. The new standard and related amendments require lessees to recognize a right of use asset and a lease liability for virtually all of their leases, other than leases that meet the definition of short-term leases. ASU 2019-10 was issued due to the transition challenges of public companies, which are often more significant in small private and nonprofit entities. Further, ASC 842-10-S65 states the SEC would not object to a public business entity (PBE) that would otherwise not meet the PBE definition, except for the inclusion of its financial statements in another entity's filing with the SEC, adopting ASC 842 using the effective date for nonpublic entities. As amended by ASU 2020-05, the effective date for ASU 2016-02 for nonpublic entities is for annual periods beginning after December 15, 2021, including interim periods therein. Accordingly, the Company has not adopted ASU 2016-02 and is still evaluating the potential impact on the Company's consolidated financial statements.

In June 2016, the FASB issued *ASU 2016-13, "Financial Instruments – Credit Losses (Topic 326)"*. ASU 2016-13 issued amended guidance on reporting credit loses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the amended guidance eliminates the probable recognition threshold, and, instead requires an entity to reflect the current estimate of all expected credit losses. For available for sale debt securities, credit losses are measured in a manner similar to current GAAP, however the amended guidance required that credit losses be presented as an allowance rather than as a permanent impairment. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. FASB subsequently issued ASU 2018-19 in November 2018, which changes the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

Note 2. Summary of Significant Accounting Policies (Continued)

In August 2018, the FASB issued *ASU 2018-12, "Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts"* which improves financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities. The amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In December 2019, the FASB issued *ASU 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes"* which eliminates certain exceptions related to the approach for tax allocations and calculations and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for fiscal years beginning after December 15, 2022, for nonpublic business entities. Early adoption is permitted. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In October 2020, the FASB issued *ASU 2020-08, "Codification Improvements to Subtopic 310-20, Receivables - Nonrefundable Fees and Other Costs"*. ASU 2020-08 clarifies the accounting for the amortization of purchase premiums for callable debt securities with multiple call dates. ASU 2020-08 was effective for the Company on January 1, 2022. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02, *"Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures"*. The amendments in this update eliminate the accounting guidance for troubled debt restructurings (TDRs) by creditors while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors made to borrowers experiencing financial difficulty. The amendments also require disclosure of current-period gross write-offs by year of origination for financing receivables. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is still evaluating the potential impact on the Company's consolidated financial statements.

Note 3. Debt Securities

The cost or amortized cost of debt securities available for sale and their fair values at December 31, 2021 and 2020 were as follows:

December 31, 2021	**Cost or Amortized Cost**	**Fair Value**	**Gross Unrealized Gains**	**Gross Unrealized Losses**
Debt securities:				
U.S. Government agencies and corporations	$ 10,496,020	$ 10,530,867	$ 102,267	$ 67,419
Obligations of states and political subdivisions	36,542,193	37,871,367	1,372,171	42,998
Industrial and miscellaneous	13,234,622	13,526,966	343,437	51,092
Commercial mortgage-backed securities	355,402	333,705	2,842	4,539
Total debt securities	$ 60,628,237	$ 62,262,905	$ 1,820,717	$ 166,048

Note 3. Debt Securities (Continued)

December 31, 2020	Cost or Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Debt securities:				
U.S. Government agencies and corporations	$ 10,509,707	$ 10,751,900	$ 256,444	$ 14,251
Obligations of states and political subdivisions	35,850,539	37,877,831	2,033,452	6,160
Industrial and miscellaneous	13,794,331	14,630,696	836,822	457
Commercial mortgage-backed securities	124,830	131,500	6,670	-
Total debt securities	$ 60,279,407	$ 63,391,927	$ 3,133,388	$ 20,868

As of December 31, 2021 and 2020, accumulated other comprehensive income includes unrealized gains on available for sale debt securities, net of income tax effects, of approximately $1,236,000 and $2,330,000, respectively.

The length of time impaired available-for-sale debt securities have been held in a loss position were as follows:

	Less than 12 months		12 months or more		Total	
December 31, 2021	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$ 6,832,838	$ 52,602	$ 308,038	$ 14,817	$ 7,140,876	$ 67,419
Obligations of states and political subdivisions	3,585,455	31,222	275,000	11,776	3,860,455	42,998
Industrial and miscellaneous	3,111,041	43,735	203,859	7,357	3,314,900	51,092
Commercial mortgage-backed securities	206,908	4,539	-	-	206,908	4,539
Total	$ 13,736,242	$ 132,098	$ 786,897	$ 33,950	$ 14,523,139	$ 166,048
December 31, 2020						
U.S. Government agencies and corporations	$ 3,941,351	$ 14,251	$ -	$ -	$ 3,941,351	$ 14,251
Obligations of states and political subdivisions	535,631	1,939	288,203	4,221	823,834	6,160
Industrial and miscellaneous	214,695	457	-	-	214,695	457
Commercial mortgage-backed securities	-	-	-	-	-	-
Total	$ 4,691,677	$ 16,647	$ 288,203	$ 4,221	$ 4,979,880	$ 20,868

Substantially all gross unrealized losses at December 31, 2021 and 2020 were attributable to interest rate changes rather than an adverse change in cash flows or a fundamental weakness in the credit quality of the issuer or the underlying assets and are thus considered temporarily impaired. Due to the issuers' continued satisfaction of the securities' obligations in accordance with contractual terms, the expectation that they will continue to do so and the Company's intent and ability to hold these investments, management believes the securities in unrealized loss positions are temporarily depressed. As of December 31, 2021 the Company had 47 debt securities with temporary impairments, including 8 U.S. government securities, 11 securities classified as obligations of state and political subdivisions, 26 securities classified as corporate securities, and 2 securities classified as commercial mortgage-backed securities. As of December 31, 2020 the Company had 8 debt securities with temporary impairments, including 4 U.S. government securities, 4 securities classified as obligations of state and political subdivisions, and 2 securities classified as corporate securities.

Note 3. Debt Securities (Continued)

Management of the Company evaluates debt securities for other-than-temporary impairment ("OTTI") no less than annually or when economic or market concerns warrant such evaluation. The evaluation is based upon factors such as the creditworthiness of the issuer, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

The Company segregates the OTTI impact on impaired securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors.

The Company assesses whether a credit loss exists by considering whether (i) the Company has the intent to sell the security, (ii) it is more likely than not that it will be required to sell the security before recovery, or (iii) it does not expect to recover the entire amortized cost basis of a debt security. The portion of the fair value decline attributable to credit loss is recognized as a charge to earnings. The credit loss evaluation is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The difference between the fair market value and the security's remaining amortized cost is recognized in other comprehensive income or loss. The Company did not recognize any OTTI in 2021 or 2020.

The amortized cost and fair value of debt securities at December 31, 2021, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepay penalties.

December 31, 2021	Cost or Amortized Cost	Fair Value
Due in one year or less	$ 6,297,288	6,366,373
Due after one year but less than five years	22,422,686	23,218,770
Due after five years but less than ten years	28,101,746	28,903,336
Due after ten years	3,451,115	3,440,721
Commercial mortgage-backed securities	355,402	333,705
Total debt securities	$ 60,628,237	$ 62,262,905

Investment securities with amortized cost of approximately $3,316,000 and with estimated fair values of $3,393,000 at December 31, 2021, were pledged by the Company with various states as required by state law. Investment securities with amortized cost of approximately $3,221,000 and with estimated fair values of $3,420,000 at December 31, 2020, were pledged by the Company with various states as required by state law.

Note 3. Debt Securities (Continued)

Major categories of net investment income were summarized as follows for the years ended December 31, 2021 and 2020:

December 31,	2021	2020
Debt securities	$ 1,170,310	$ 1,348,987
Equity securities	388,573	30,369
Commercial mortgage-backed securities	6,000	6,000
Cash and short-term investments	1,013	23,768
	1,565,896	1,409,124
Investment expenses	(213,089)	(244,791)
Net investment income	$ 1,352,807	$ 1,164,333

Net realized investment gains (losses) were summarized as follows for the years ended December 31, 2021 and 2020:

December 31,	2021	2020
Gross realized gains on sale of debt securities available for sale	$ 36,838	$ 561,156
Gross realized losses on sale of debt securities available for sale	(109,603)	(15,556)
Gross realized loss on other invested assets	-	(21,025)
Net realized investment gains (losses)	$ (72,765)	$ 524,575

Proceeds from sales of debt securities available for sale aggregated approximately $10,106,000 and $19,607,000 for the years ended December 31, 2021 and 2020, respectively.

Note 4. Finance Receivables

Finance receivables at December 31, 2021 and 2020 were as follows:

December 31,	2021	2020
Consumer finance receivables:		
Personal property	$ 864,261,039	$ 749,477,701
Real estate	20,192,045	24,871,169
Sales finance	154,218,332	155,468,721
	1,038,671,416	929,817,591
Add (deduct):		
Net deferred origination costs	10,402,373	9,395,619
Unearned income	(288,266,265)	(267,125,430)
Allowance for credit losses	(58,073,718)	(65,744,147)
Net finance receivables	$ 702,733,806	$ 606,343,633

Note 4. Finance Receivables (Continued)

Changes in the allowance for credit losses were as follows during the years ended December 31, 2021 and 2020:

December 31,	2021	2020
Balance at beginning of year	$ 65,744,147	$ 68,715,910
Provision for credit losses	38,191,373	53,823,289
Receivables charged-off	(65,704,363)	(76,172,450)
Charge-offs recovered	19,842,561	19,377,398
Balance at end of year	$ 58,073,718	$ 65,744,147

The balance in the allowance for credit losses by portfolio segment at December 31, 2021 and 2020 was as follows:

December 31, 2021	Balance at Beginning of Period	Charge-offs	Recoveries	Provision for Credit Losses	Balance at End of Period	Finance Receivables at End of Period	Allowance as Percentage of Finance Receivables at End of Period
Personal property	$61,804,013	$ (61,225,336)	$18,485,855	$35,677,105	$ 54,741,637	$635,593,019	8.6%
Real estate	162,501	(109,980)	54,269	26,883	133,673	14,018,301	1.0%
Sales finance	3,777,633	(4,369,047)	1,302,437	2,487,385	3,198,408	100,793,831	3.2%
Total loans	$ 65,744,147	$ (65,704,363)	$ 19,842,561	$ 38,191,373	$ 58,073,718	$ 750,405,151	7.7%
December 31, 2020							
Personal property	$ 64,828,023	$ (71,290,960)	$ 18,037,089	$ 50,229,861	$ 61,804,013	$ 545,055,327	11.3%
Real estate	63,226	(116,279)	53,417	162,137	162,501	17,196,934	0.9%
Sales finance	3,824,661	(4,765,211)	1,286,892	3,431,291	3,777,633	100,439,900	3.8%
Total loans	$ 68,715,910	$ (76,172,450)	$ 19,377,398	$ 53,823,289	$ 65,744,147	$ 662,692,161	9.9%

Finance receivables at the end of the period represents consumer finance receivables less unearned income.

The Company classifies delinquent accounts based upon the number of contractual installments past due. An aging of delinquent gross finance receivables as of December 31, 2021 and 2020 was as follows:

December 31, 2021	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal property	$778,784,375	$68,033,778	$17,442,886	$ -	$ 864,261,039
Real estate	18,068,016	1,764,304	29,479	330,246	20,192,045
Sales finance	148,603,855	4,506,578	1,101,165	6,734	154,218,332
Gross finance receivables	$ 945,456,246	$ 74,304,660	$ 18,573,530	$ 336,980	$ 1,038,671,416
Percentage of gross receivables	**91.03%**	**7.15%**	**1.79%**	**0.03%**	**100.00%**

Note 4. Finance Receivables (Continued)

December 31, 2020	Current	Past Due 30-90 Days	Past Due 91-150 Days	Past Due Greater Than 150 Days	Total
Personal property	$ 686,548,270	$ 50,772,459	$ 12,155,801	$ 1,171	749,477,701
Real estate	23,199,710	1,550,504	34,626	86,323	24,871,163
Sales finance	150,927,348	3,665,224	871,785	4,370	155,468,727
Gross finance receivables	$ 860,675,328	$ 55,988,187	$ 13,062,212	$ 91,864	$ 929,817,591
Percentage of gross receivables	**92.56%**	**6.02%**	**1.41%**	**0.01%**	**100.00%**

Nonperforming loans consisted of gross loans past due greater than 150 days and approximated $337,000 and $92,000 at December 31, 2021 and 2020, respectively. Additionally, the Company had gross finance receivables relating to customers in bankruptcy and which the terms of the original contract have been modified approximating $3,246,000 and $4,028,000 at December 31, 2021 and 2020, respectively.

Note 5. Property and Equipment

Property and equipment at December 31, 2021 and 2020 was as follows:

	Estimated Useful Lives	December 31, 2021	December 31, 2020
Land		$ 441,890	$ 441,890
Building and improvements	15 to 40 years	3,640,384	3,805,344
Office furniture and fixtures	5 to 10 years	3,412,889	3,266,786
Information systems equipment	3 to 5 years	22,545,341	20,965,166
Information systems software	12 years	17,184,445	17,360,730
Automotive equipment	3 years	1,516,453	1,443,255
Leasehold improvements	5 years	3,258,249	2,977,723
		51,999,651	50,260,894
Less accumulated depreciation		30,245,222	25,654,872
Property and equipment, net		$ 21,754,429	$ 24,606,022

Depreciation expense for the years ended December 31, 2021 and 2020 approximated $5,158,000 and $5,444,000, respectively.

Note 6. Goodwill and Intangible Assets

A summary of goodwill at December 31, 2021 and 2020 was as follows:

	December 31, 2021	December 31, 2020
Goodwill	$ 136,176,452	$ 136,176,452

Note 6. Goodwill and Intangible Assets (Continued)

A summary of the other intangible assets and their estimated finite lives at December 31, 2021 and 2020 were as follows:

	Estimated Useful Lives	December 31, 2021	December 31, 2020
Trade names	5 to 15 years	$ 24,400,000	$ 24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700
		28,212,500	28,212,500
Less accumulated amortization		19,442,792	17,836,125
Intangible assets, net		$ 8,769,708	$ 10,376,375

Aggregate amortization expense for intangible assets for the years ended December 31, 2021 and 2020 approximated $1,607,000 annually. The estimated amortization expense of the finite-lived intangible assets for future years is summarized as follows:

Fiscal Year 2022	$ 1,606,688
Fiscal Year 2023	1,606,667
Fiscal Year 2024	1,606,667
Fiscal Year 2025	1,606,667
Fiscal Year 2026	1,606,667
Thereafter	736,352
Total	$ 8,769,708

Note 7. Notes Payable and Credit Arrangements for Business Operations

The Company was party to a revolving loan agreement, which provided for a total Credit Facility of up to $500,000,000, which would have terminated on March 9, 2022. This agreement was amended on August 12, 2021, which increased its total Credit Facility to $600,000,000 with a maturity date of August 12, 2024. Borrowings under the Credit Facility are collateralized by substantially all of the Company's consumer finance assets, including finance receivables and intangibles. The amount available for future borrowings under the Credit Facility is based on the lesser of (i) 85% of the value of the pool of eligible short-term finance receivables plus 75% of eligible long-term secured finance receivable contracts assets comprising the borrowing base as of the determination date or (ii) the total Credit Facility amount.

The Credit Facility includes a fee for unused credit ranging from 0.375% to 0.50% based on the average monthly usage of the unused portion of the Credit Facility. For 2021 and 2020, the fee for unused credit paid by the Company was calculated at a rate of 0.375%. The Credit Facility requires payments of interest only. Borrowings under the Credit Facility bear interest at either (i) LIBOR (with a floor of 0.50%) plus an applicable margin of 2.85%, or (ii) a Base Rate, as defined in the Credit Facility. As of December 31, 2021 and 2020, the Company has elected to use the LIBOR rate for all its borrowings under the Credit Facility.

Note 7. Notes Payable and Credit Arrangements for Business Operations (Continued)

The Financial Conduct Authority (which regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate ("SOFR") as its preferred alternative to LIBOR in derivatives and other financial contracts. On November 30, 2020, the Financial Conduct Authority announced a partial extension of this deadline, indicating its intention to cease the publication of the one-week and two-month USD LIBOR settings immediately following December 31, 2021, and the remaining USD LIBOR settings immediately following the LIBOR publication on June 30, 2023. To transition from LIBOR under the Credit Facility, the Company will either utilize the Base Rate (as defined in the Credit Facility) or an alternative benchmark established by the agent in accordance with the terms of the Credit Facility, which will be SOFR, if available or an alternate benchmark that is being widely used in the market at that time as selected by the agent.

The Credit Facility contains various customary operating covenants, including the restricted payments covenant described in more detail below, as well as covenants restricting, among other things, the incurrence of liens, investments, fundamental changes, agreements with affiliates and changes in nature of business. The Credit Facility also contains financial covenants with respect to minimum interest expense coverage ratio and maximum total leverage ratio. As of December 31, 2021, the Company was in compliance with the operating and financial covenants under the Credit Facility.

On June 15, 2012, the Company entered into a revolving line of credit agreement in the amount of $10,000,000, as amended on August 23, 2021, with a maturity date of June 30, 2023. Advances under the line of credit bear interest at one-month LIBOR plus 2.75% with a floor rate defined as the greater of 0.5% or the applicable LIBOR rate in effect at any given time, adjusted monthly, and are collateralized by all of the outstanding shares of American Federated Life Insurance Company and a first deed of trust on the Company's corporate office, located in Flowood, MS.

At December 31, 2021 and 2020, the amount outstanding under the revolving loan agreement was approximately $496,086,000 and $419,200,000, respectively, with an average effective interest rate of 2.99% and 3.37%, respectively. The amount outstanding under the revolving line of credit was approximately $8,626,000 with an interest rate of 2.35% and $9,394,000 with an interest rate of 2.48% at December 31, 2021 and 2020, respectively. Interest is payable monthly.

Note 8. Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC ("FT LLC") issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the "Subordinated Loan Agreement"). On June 30, 2021, the Company issued an additional $62,457,513 in subordinated term loan notes payable to the members of the Company. The proceeds of the subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital.

Under the terms of the Subordinated Loan Agreement, as subsequently amended, these subordinated term loans initially bore interest at a rate per annum equal to 10% plus a paid-in-kind rate (the "PIK Rate") of 10.5%. Interest accruing at the 10% rate is payable monthly in cash and the PIK Rate interest is payable monthly in cash, at FT LLC's option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company's Credit Facility and revolving line of credit (See Note 7). Accruing PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes. Effective on July 1, 2020, the PIK rate was increased to 12%. During 2021, this resulted in an increase of the principal in the amount of $10,778,809; none for 2020.

Note 8. Subordinated Notes Payable to Members (Continued)

The subordinated term loan notes mature on the earlier of February 18, 2025 or six months after the termination of the Company's Credit Facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding.

However, any amounts prepaid prior to the third anniversary of the issuance would be subject to a prepayment premium ranging from 1% to 3% depending on the timing of the prepayment. FT LLC's obligations under the subordinated term loan notes are secured by a lien granted to Prospect Capital Corporation as collateral agent for the benefit of the holders of the subordinated term loan notes against all of the LLC interests of its wholly-owned finance company subsidiaries and all other FT LLC assets.

The Subordinated Loan Agreement contains various provisions which require FT LLC to make mandatory prepayments, subject to specified exceptions, with the proceeds of asset dispositions, debt and specified equity issuances, changes of control, and certain other events. In addition to other covenants, the Subordinated Loan Agreement places limits on FT LLC and its subsidiaries' ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

In December 2015, the Company issued an additional $5,000,000 in subordinated term loan notes under the same terms as the other subordinated term loan notes. On March 9, 2018, the Company issued an additional $21,137,294 in subordinated tern loan notes under the same terms as the other subordinated term loan notes. At December 31, 2021 and 2020, the principal amount outstanding of the subordinated term loan notes payable was approximately $413,218,000 and $339,981,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $83,553,000 during 2021 and $74,163,000 during 2020.

Note 9. Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the years ended December 31, 2021 and 2020, was summarized as follows:

For the year ending December 31, 2021	Property & Casualty Business	Life & Accident/ Health Business	Total
Balance at January 1, 2021	$ 506,412	$ 2,577,128	$ 3,083,540
Incurred related to current year	2,425,482	7,458,697	9,884,179
Incurred related to prior years	(87,302)	(344,908)	(432,210)
Total incurred	2,338,180	7,113,789	9,451,969
Paid related to current year	2,018,433	5,165,348	7,183,781
Paid related to prior years	262,364	1,741,019	2,003,383
Total paid	2,280,797	6,906,367	9,187,164
Balance at December 31, 2021	$ 563,795	$ 2,784,550	$ 3,348,345

For the year ending December 31, 2020	Property & Casualty Business	Life & Accident/ Health Business	Total
Balance at January 1, 2020	$ 395,837	$ 2,436,222	$ 2,832,059
Incurred related to current year	2,081,176	6,335,434	8,416,610
Incurred related to prior years	(91,774)	54,032	(37,742)
Total incurred	1,989,402	6,389,466	8,378,868
Paid related to current year	1,715,714	4,763,026	6,478,740
Paid related to prior years	163,113	1,485,534	1,648,647
Total paid	1,878,827	6,248,560	8,127,387
Balance at December 31, 2020	$ 506,412	$ 2,577,128	$ 3,083,540

Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2021, is summarized as follows:

AFIC Property & Casualty Accounts	Net Incurred Claims for the Year Ended December 31, 2019	2020	2021	As of December 31, 2021: Total of Incurred-but-Not-Reported Liabilities Plus Expected Development	As of December 31, 2021: Cumulative Number of Reported Claims
Accident year					
2019	$ 1,005,001	$ 1,004,586	$ 944,022	$ 24,238	322
2020	-	2,099,951	2,108,394	132,508	709
2021	-	-	2,425,482	407,049	635
Net incurred claims	$ 1,005,001	$ 3,104,537	$ 5,477,898		

AFIC Property & Casualty Accounts	Net Cumulative Claim Payments for the Year Ended December 31, 2019	2020	2021
Accident year			
2019	$ 760,550	$ 917,592	$ 919,784
2020	-	1,715,714	1,975,886
2021	-	-	2,018,433
Net cumulative claim payments	$ 760,550	$ 2,633,306	$ 4,914,103
All outstanding liabilities before 2019, net of reinsurance			-
Liabilities for claims and claim adjustment expenses, net of reinsurance			$ 563,795

The incurred but not reported liability for the property and casualty lines of business approximated $564,000 and $506,000 as of December 31, 2021 and 2020, respectively. The average annual percentage payout of incurred claims for the property and casualty lines of business was approximately 80% in year 1, 14% in year 2 and 6% in year 3.

Note 9. Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2021, is summarized as follows:

	Net Incurred Claims for the Year Ended December 31,			As of December 31, 2021	
AFLIC Life & Accident/Health Accounts	2019	2020	2021	Total of Incurred-but-Not-Reported Liabilities Plus Expected Development	Cumulative Number of Reported Claims
Accident year					
2019	$ 5,934,860	$ 6,075,221	$ 5,399,435	$ 49,649	2,159
2020	-	6,335,434	6,746,093	435,436	2,129
2021	-	-	7,458,697	2,293,349	1,615
Net incurred claims	$ 5,934,860	$ 12,410,655	$ 19,604,225		

	Net Cumulative Claim Payments for the Year Ended December 31,		
AFLIC Life & Accident/Health Accounts	2019	2020	2021
Accident year			
2019	$ 3,949,092	$ 5,177,366	$ 5,349,786
2020	-	4,763,026	6,310,657
2021	-	-	5,165,348
Net cumulative claim payments	$ 3,949,092	$ 9,940,392	$ 16,825,791
All outstanding liabilities before 2019, net of reinsurance			6,116
Liabilities for claims and claim adjustment expenses, net of reinsurance			$ 2,784,550

The incurred but not reported liability for the life and accident/health lines of business approximated $2,785,000 and $2,578,000 as of December 31, 2021 and 2020, respectively.

Note 10. Income Taxes

The Company's insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The income tax expense (benefit) of the Company's insurance subsidiaries for the years ended December 31, 2021 and 2020 consisted of the following:

December 31,	2021	2020
Current benefit	$ (51,913)	$ (30,799)
Deferred benefit	(115,031)	436,466
Income tax expense (benefit)	$ (166,944)	$ 405,667

Note 10. Income Taxes (Continued)

The Company did not have unrecognized tax benefits as of December 31, 2021 or 2020 and does not expect this to change significantly over the next 12 months. It is the Company's policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2021 and 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company's insurance subsidiaries. The tax effects of significant items comprising the Company's net deferred tax liability and asset were as follows:

December 31,	2021	2020
Deferred tax assets:		
Policy claim reserves and unearned premiums	$ 2,980,074	$ 2,938,097
Net operating and capital loss carryforwards	1,002,467	783,607
	3,982,541	3,721,704
Deferred tax liabilities:		
Remaining reserve adjustment	117,246	172,557
Goodwill and intangible assets	5,779,642	5,057,266
Deferred acquisition costs	5,685,048	6,002,593
Unrealized gain on equity securities	74,834	54,219
Unrealized gain on debt securities available for sale	412,840	776,573
	12,069,610	12,063,208
Deferred tax liabilities, net	$ (8,087,069)	$ (8,341,504)

The income tax expense (benefit) differs from the amount computed by applying the federal statutory rate of 21% in 2021 and 2020 to loss before income taxes as follows:

December 31,	2021	2020
Consolidated income (loss) before taxes	$ (4,159,031)	$ 3,249,852
Less: non-taxable entities	(3,728,284)	1,461,617
Income (loss) before taxes from taxable entities	$ (430,747)	$ 1,788,235
Tax based on federal statutory rate	$ (90,456)	$ 375,530
Non-taxable interest income	(140,584)	(122,395)
State income taxes and other	137,118	154,524
Transactional costs	(27,678)	(27,678)
AMT and adjustments to prior year taxes	(45,344)	25,686
Income tax expense (benefit)	$ (166,944)	$ 405,667

The Company's insurance subsidiaries have approximately $2,694,000 in federal and $432,000 in state net operating loss carryforwards, that will expire in 2040, if not used.

Note 11. Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company's employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants' contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $3,540,000 and $2,377,000 for the years ended December 31, 2021 and 2020, respectively, and is included in salaries and fringe benefits in the consolidated financial statements.

Note 12. Members Equity

The Company's capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

- Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 120,676,594 Class A common units issued to members outstanding as of December 31, 2021 and 2020. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

- Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 68,708 Class B common units as of December 31, 2021 and 2020.

- Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. As of December 31, 2021 and 2020, no Class C common units have been issued. These units will be issued upon the conversion of Class D common units.

- Class D common units – These units have no voting rights and are unvested upon issuance. Class D common units vest over a ten-year period beginning June 15, 2012 at 10% per year. Unvested Class D common units are forfeited upon the termination of the holder's employment for any reason. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. Compensation expense related to Class D common units approximated $70,000 annually for the years ended December 31, 2021 and 2020.

Note 12. Members Equity (Continued)

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company's Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

Note 13. Statutory Financial Information of Insurance Subsidiaries

GAAP differs in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income (loss) and stockholder's equity of the Company's insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2021 and 2020:

December 31, 2021	Net Income (Loss)	Stockholder's Equity
GAAP basis including effects of purchase accounting	($282,082)	$94,922,290
Adjustments to:		
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	35,732
Investment securities and related unrealized gains	(13,608)	(1,662,146)
Deferred acquisition costs	1,399,352	(26,495,158)
Goodwill and intangible assets	-	(41,975,470)
Policy claim reserves and unearned premiums	572,900	7,285,638
Deferred income taxes and income taxes payable	118,599	(5,768,326)
Asset valuation and interest maintenance reserves	83,808	(349,557)
Statutory Basis	$ 1,878,969	$ 25,894,927

December 31, 2020	Net Income (Loss)	Stockholder's Equity
GAAP basis including effects of purchase accounting	$1,437,255	$94,512,200
Adjustments to:		
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	34,132
Investment securities and related unrealized gains	(552,395)	(3,131,539)
Deferred acquisition costs	(844,444)	(27,894,510)
Goodwill and intangible assets	-	(41,975,470)
Policy claim reserves and unearned premiums	572,116	6,712,738
Deferred income taxes and income taxes payable	436,466	(4,038,898)
Asset valuation and interest maintenance reserves	50,474	(476,226)
Statutory Basis	$ 1,099,472	$ 23,644,351

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000. The Company's insurance subsidiaries paid extraordinary dividends, which were approved by the Mississippi Insurance Department, of $2,500,000 in 2021, in addition to regular dividends, and of $5,000,000 in 2020, in addition to regular dividends.

Note 13. Statutory Financial Information of Insurance Subsidiaries (Continued)

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries' regulatory agency. At December 31, 2021 and 2020, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company's capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company's risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company's risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2021 and 2020 (latest information available), the Company's insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2021	**AFLIC**	**AFIC**
Total adjusted capital	$ 8,325,033	$ 17,609,640
Authorized control level risk-based capital	957,889	4,126,698
Ratio of adjusted capital to risk based capital	8.7:1	4.3:1

December 31, 2020	**AFLIC**	**AFIC**
Total adjusted capital	$ 8,446,881	$ 15,222,593
Authorized control level risk-based capital	970,075	4,163,940
Ratio of adjusted capital to risk based capital	8.7:1	3.6:1

Note 14. Leases

The Company leases office facilities under non-cancellable operating leases. Rental expense, included in other operating expenses on the consolidated statements of operations and comprehensive income (loss), approximated $3,432,000 and $3,270,000 for the years ended December 31, 2021 and 2020, respectively. Future minimum lease payments at December 31, 2021 were as follows:

Fiscal Year 2022	$ 3,094,214
Fiscal Year 2023	2,611,481
Fiscal Year 2024	1,864,532
Fiscal Year 2025	1,159,733
Fiscal Year 2026	489,961
Thereafter	7,500
	$ 9,227,421

Note 15. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company's customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Illinois and Missouri. The Company also has a risk that its customers will seek protection from creditors by filing under bankruptcy laws. When a customer files for bankruptcy protection, the Company must cease collection activities and petition the bankruptcy court to obtain its collateral or work out a court-approved bankruptcy plan that involves the Company and all other creditors of the customer. It is the Company's experience that such plans can take an extended period to conclude and often involve a reduction of the interest rate to a court-approved rate.

At December 31, 2021 and 2020, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $2,595,000 and $9,257,000, respectively. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

Note 16. Fair Value Measurements

The fair value measurements by input level at December 31, 2021 and 2020 for assets measured at fair value on a recurring basis follow:

December 31, 2021	**Total**	**Level 1**	**Level 2**	**Level 3**
Equity securities	$ 2,687,190	$ 2,687,190	$ -	$ -
Available-for-sale debt securities:				
U.S. Government agencies and corporations	10,530,867	10,530,867	-	-
Obligations of states and political subdivisions	37,871,367	-	37,871,367	-
Corporate securities	13,526,966	-	13,526,966	-
Commercial mortgage-backed securities	333,705	-	333,705	-
	$ 64,950,095	$ 13,218,057	$ 51,732,038	$ -

December 31, 2020	**Total**	**Level 1**	**Level 2**	**Level 3**
Equity securities	$ 2,215,983	$ 2,215,983	$ -	$ -
Available-for-sale debt securities:				
U.S. Government agencies and corporations	10,751,900	10,751,900	-	-
Obligations of states and political subdivisions	37,877,831	-	37,877,831	-
Corporate securities	14,630,696	-	14,630,696	-
Commercial mortgage-backed securities	131,500	-	131,500	-
	$ 65,607,910	$ 12,967,883	$ 52,640,027	$ -

Note 16. Fair Value Measurements (Continued)

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). Assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2021 and 2020, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2021 and 2020 were not material.

Note 17. Related Party

The Company paid fees to its members for the management of its operations in the amount of $2,998,000 in 2021 and 2020. First Tower LLC (parent of Tower Loan) and the members of First Tower Finance Company LLC (the parent of First Tower LLC) entered into a new revolving Credit Facility as discussed in Note 7. At the time the facility was entered into, there were payments of structuring agent fees to members totaling $22,879,000 in 2021 and fees of $12,492,000 for retention bonuses and management fees in 2020. Payments to these related parties were expensed as incurred.

Note 18. Contingencies

As of December 31, 2021, the Company was involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, legal counsel is unable to provide an estimate of the probability or range of potential exposure. However, and based on its experience with lawsuits alleging similar claims management is of the opinion that the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.

Note 19. Subsequent Events

On March 24th, 2022, the Company issued an additional $27,835,052 in subordinated term loan notes payable to members of the Company under the same terms as those outstanding at that time. The Company paid $835,052 in structuring agent fees to the members of the Company in connection with the issuance of these additional subordinated term loan notes payable.

On April 1st, 2022, the Company acquired all of the non-real estate secured loan accounts of an unaffiliated consumer finance company.

On August 2nd, 2022, the Company entered into a Second Amendment to its Credit Facility, which increased its total Credit Facility to $670,000,000.